Exhibit 99.2

TRANSCRIPT OF CONFERENCE CALL HELD BY JER INVESTORS TRUST INC. ON NOVEMBER 6, 2008

PRESENTATION

Jeff Cirillo - JER Investors Trust, Inc. - VP

Thank you and good morning, everyone.  This presentation will include statements that constitute forward-looking statements including with regard to the Company's revenues and earnings per share, the anticipated effects of today's announcements and the Company's growth.  Wherever possible the Company has identified these forward-looking statements by words such as anticipates, believes, intends, estimates and expects, projects and similar phrases.  These forward-looking statements are based upon assumptions the Company believes are reasonable and are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995.

Because such statements inherently involve risks and uncertainties, actual or future results may differ materially from those expressed or implied by such forward-looking statements.  Factors that could cause or contribute to such differences include, but are not limited to changes in economic conditions generally and the real estate and bond markets specifically, legislative and regulatory changes, the availability of capital, our ability to obtain future financing arrangements, changes in interest rates and interest rate spreads, changes in Generally Accepted Accounting Principles, market trends, policies and rules applicable to REITs, the application and interpretation of the rules and regulations of the Investment Company Act, the subjectivity inherent in any weighted analysis underlying the Company's assumptions and estimates with respect to the future and other risks detailed in the Company's periodic filings with the Securities and Exchange Commission.

The Company cannot predict what factors may arise or how such factors may cause its results to differ materially from those contained in any forward-looking statements.  Any forward-looking statements speak only as of the date on which such statements are made.  The Company undertakes no obligation to update these statements with revisions or changes after the date of this call.

In addition this presentation includes non-GAAP financial measures.  In accordance with Regulation G a presentation of the most directly comparable measures calculated in accordance with GAAP as well as a reconciliation of the differences between such measures are available on the Company's website at www.jer.com.

With that I would like to now introduce Joe Robert, Chairman and CEO.

Joe Robert - JER Investors Trust, Inc. - Founder, Chairman, & CEO

Good morning and thank you again for participating on this morning's conference call to discuss the third quarter '08 results for JER Investors Trust.  As I usually do, let me introduce the management team that is with me on the conference call today.  We have Mark Weiss, our President; Keith Belcher, head of our CMBS group; Mike McGillis, our CFO.

As is painfully obvious, we are now firmly entrenched in the worst credit market environment in generations and we are starting to see the effects in the real economy.  Virtually all investors from the largest pension funds to the smallest retail investors have suffered real wealth destruction.  Stock valuations for us and our peers have been crushed to say the least.  The broader equity markets are at five year lows and the stock prices for JER Investors Trust and our peers are down 60% or more year-to-date.

The lending markets are in even worse shape than the equity markets with financial institutions retrenching and reluctant to lend to one another much less corporate America.  This has driven some of the largest and oldest financial institutions in the country into shotgun marriages or to close shop entirely.  This is forcing massive corporate and personal deleveraging.  Programs such the TARP and other various federal liquidity actions, while starting to unclog the bank to bank lending market, and potentially positive in the long-run, are tremendously complex undertakings and the full impact of these programs will not be known for some time.

The macro economic outlook is not promising either with projections of rising unemployment, declining consumer spending and the lowest consumer confidence reports on record.  All of these present significant challenges for JRT and the management team.  While we can't predict the future, the good news is that these events do run in cycles and we hope that still holds true.  We believe it does.  We do anticipate that at some point markets will improve.

In the interim our focus will remain what it has been for the past few quarters and that is managing our liquidity and credit.  On the liquidity front, we did make some progress during the third quarter successfully extending our repurchase facility with JP Morgan for another year, and selling a lower yielding asset to de-lever and raise excess proceeds.  We will continue to monitor and manage our liquidity and continue to look for ways to deliver and improve our capital position.

Regarding credit, the good news is that during the quarter we had no major credit events.  All of our non-CMBS real estate loans continued to perform.  And on an absolute basis, delinquencies and losses within our CMBS pools are still quite low.  In addition, there are limited loan maturities in 2009 and 2010 within our CMBS collateral pool.  However, given the current broader market dynamics, we recognize the current level of delinquency and loss can't continue forever.

As we will discuss in more detail, we have increased the loss projections for CMBS pools going forward.  Depending on how ugly this market gets and how long it remains so, we may have to further increase loss projections in the future.

It is a cliché to talk about crisis creating opportunity but just because it is clichéd doesn't mean it isn't correct.  I founded JE Robert Company out of the S&L crisis and the result of transfer of wealth and see many parallels between then and now.  We don't know how long this environment will last or potentially how ugly it will get, but I do know we have a very well qualified team to manage through these challenges while protecting first and foremost what we have.

And with that, I would like to turn it over to Mark.

Mark Weiss - JER Investors Trust, Inc. - President & Managing Director

Thanks, Joe.

I will briefly cover four themes, liquidity, asset maturities, loss assumptions and asset management.

First, the deleveraging that we have seen throughout the financial sector has been almost unimaginable.  Terms like "once in a lifetime" or "once in a hundred years" are two of the phrases one currently hears bantered about.  Our sector has experienced a similar seismic shift.  Given our focus on liquidity and our general concern about margin calls and the long-term availability of repo debt, we took the pro-active approach beginning in the fourth quarter of last year to sell certain assets to pay down short-term debt.  This, combined with margin calls, has helped us reduce our outstanding repo indebtedness from approximately $262 million on December 31 of last year to $60 million as of November 4 this year.

Despite the fact that we have close to another year before our repo facilities are scheduled to mature, we are constantly looking for ways to continue to reduce our exposure to short-term repurchase facility borrowings.  Our view is that the deleveraging of the financial sector will continue and we want to remain ahead of the curve.

Another pro-active step we recently took to further our goal preserving liquidity was to apply to the IRS for a private letter ruling, seeking the IRS' approval for the Company to pay a portion of its fourth quarter and 2008 special dividend in shares of JRT stock.  We were successful and the IRS granted our request for the private letter ruling.

As discussed previously our investments in first loss CMBS investments generate significant amount of non-cash taxable income.  Historically our dividend policy has been that our regular quarterly dividend generally approximates our operating cash flow and our annual special dividend generally represents our taxable income in excess of operating cash flow.  As a result, and subject to the prior approval of our Board of Directors, this private letter ruling would permit us to pay up to 80% of our fourth quarter regular and 2008 special dividend in shares of JRT stock, thus allowing us to further preserve liquidity.  To remind people, as a REIT, we need to pay out at least 90% of our taxable income.  We historically have paid a special dividend in January of the following year as our taxable income has been significantly greater than our GAAP income.

Now, given the lack of liquidity in the market everyone is focused, rightfully so I might add, on loans maturing in 2009.  It is worth repeating what we have said on previous calls on this topic.  On the CMBS front, slightly over one percent of the loans underlying our first loss CMBS maturities come due in 2009 with the vast majority of those maturing in the second half of the year and generally the credit characteristics of those loans continue to be solid.

On the real estate loans front, we have only one senior mortgage loan participation with a balance of $32.1 million which has a final maturity in 2009.  The borrower, not surprisingly, has asked for an extension and we are evaluating it at this time.  While it would be ideal if there were no 2009 maturities in our underlying portfolio, we will closely monitor and carefully evaluate specific situations with borrowers as they arise and do what is financially prudent in the current dislocated capital market.

Also, while the absolute level of delinquencies in the CMBS portfolio is still low relative to historical standards and commercial delinquencies are much lower than residential delinquencies, we have seen a significant pick up in assets in terms of our special servicing portfolio over the past 45 days particularly in retail and multi-family assets.

Due to the continued tightening of credit, declining real estate values and the worsening economic environment, in conjunction with this increase in our special service portfolio, we thought it was sensible to increase our projected loan losses on the loans underlying our CMBS first loss portfolio.

While Keith will describe this in much greater detail, the bottom-line is we increased our CMBS loss projections from $661 million to $863 million with a particular emphasis on the retail sector.  It should be noted, however, that we have only incurred $3 million of losses to date on the collateral underlying our CMBS portfolio and that compares very favorably with our initial underwriting which projected $31 million in losses by September 30.

As such, based on actual loss experience, our portfolio has been performing significantly better than our initial forecast.  Despite this, we believe it may be -- it was judicious to increase not only the size of our projected losses but also to accelerate the projected timing of many of these losses into earlier years.

With that, let me turn it over to Keith Belcher, head of CMBS investments, to review the state of our special servicing portfolio and provide more information on the increase in our loss reserves.  Keith?

Keith Belcher - JER Investors Trust, Inc. - Vice Chairman of the Board & EVP

Thanks, Mark.

With regard to the CMBS portfolio, first I will review our actual loss experience relative to the underlying runs in the pools where we have the first loss exposure, second, I will talk about our current special servicing portfolio and the trends we are seeing, third, I will address our CMBS delinquency rate and our loss projections going forward.  And finally I will talk about the bond downgrades that have occurred.

So, with regard to our actual CMBS loan losses, for the 21 pools that we have acquired, the first loss positions on between 2004 and 2007, those pools had a beginning total principle balance of approximately $50 million.  As Mark indicated, to date we have had very few realized loan losses with only $3.3 million of actual loan losses.  In comparison, our original underwriting projected that we would have had loan losses of $31 million through September 30, 2008.

Despite this favorable variance to date, we are experiencing the impact of major capital market disruptions in a significant downturn of the economy and we are seeing an increase in the special portfolios -- special servicing portfolio, which has grown from $262 million as of June 30 to $304 million as of September 30 to $462 million currently.  From a percentage standpoint, the present balance of the special servicing portfolio represents approximately one percent against the total pool balance.

In terms of the loans in special servicing, out of the total CMBS (inaudible) portfolio, of approximately 3,500 loans with an unpaid current balance of approximately $46.6 billion, we currently have 45 loans totaling $462 million.  Of these 45 loans, six loans totaling $29 million are current, 34 loans totaling $398 million are delinquent and five loans totaling $35 million have been foreclosed.

While the dollar amount increase in the special servicing portfolio is largely due to two relatively large retail loans which total $144 million, we are seeing a general increase flow in special servicing.

In terms of collateral trends, the special servicing portfolio is most heavily weighted towards retail as 46% of the balance is collateralized by retail.  Multi-family is the second highest category 36% of the special servicing loans are collateralized by multi-family properties.  We have not had a large amount of hotel defaults and currently only three loans totaling $23 million are hotel loans.  With declining travel, however, we expect to see the percentage of hotel delinquencies increase.  That property type, the hotel type sector, however only represents approximately seven percent of our portfolio.

Given the increase in the special servicing portfolio and based on concerns over the general economy, as Mark indicated we have increased our CMBS loan loss assumptions by approximately $201 million from $662 million at June 30 to $863 million at September 30, and this increase and the loss assumption has been modeled into our CMBS cash flow projections.  This loan loss increase is based, not only on the review of the loans in special servicing, but was also based on our on-going surveillance and re-underwriting of the portfolio.

In this regard, we have evaluated such things as the impact of retail store closings as we have seen more and more national retailers announce closings.  We have also considered changes in office occupancies as tenants like mortgage companies have vacated and we have tracked hotel performance as travel has declined.  These and other factors are part of our surveillance and re-underwriting practice.

One last comment on the CMBS portfolio before I turn it back to Mark is that we have seen the rating agency downgrades continue across the sector.  To date we have had numerous downgrades on our deals within our CMBS portfolio with individuals bonds having been downgraded on 10 of our 21 ? transactions and one of our five transactions where we own the bond above the first loss position.  The downgrades have been relatively minor with ratings typically moved down by one notch.  For instance, a single B+ bond being downgraded to a single B flat bond.  This downgrade trend is a trend that we expect to continue as the rating agencies continue their reviews.

And now back to Mark.

Mark Weiss - JER Investors Trust, Inc. - President & Managing Director

Thanks, Keith.  From an asset management perspective, I can tell you that pro-actively managing our portfolio is one of the most important responsibilities we have on a day in and day out basis.  As we sit here today we can't accurately project how long and deep a recession might be.  The answer to that question will drive occupancy evaluations and the ability to refinance.  These factors will ultimately be a key determinate of the resultant losses that may be experienced in our portfolio.

In this environment, it will be critical to aggressively manage our portfolio in order to maximize the asset value.  That said, our affiliate special servicer has been in this business for a long time and has been through multiple real estate cycles.  The special servicing staff has experienced people in place and has continued to add to the staff to meet the increasing flow of loan transfers and in order to maximize the resolutions.

With that, let me turn it over to Mike McGillis, our CFO.  Mike?

Mike McGillis - JER Investors Trust, Inc. - Treasurer, VP, & CFO

Thanks, Mark, and good morning, everyone.

Let me start by reviewing our balance sheet.  Our GAAP shareholders equity is $222 million, or $8.58 per share as of September 30, 2008, compared to $263 million, or $10.15 per share as of June 30, 2008.  The decline is primarily due to the GAAP net loss during the quarter and the declaration of our third quarter dividend.

At September 30, 2008, we have total assets of approximately $744 million.  Our unrestricted cash balance was $32.5 million, as discussed by Mark, due primarily to proceeds from the sale of one of our real estate loans classified as held for sale in October, margin call activity in our Q3 2008 dividend payment in October.  Our unrestricted cash position at November 4, 2008, was approximately $21.5 million.

Our primary asset class continues to be CMBS.  At quarter end, CMBS represented $375 million in fair value or 50% of total assets.  During the quarter we recorded unrealized losses of $87.1 million on our CDO-related CMBS, and a $29.8 million impairment charge on our non-CDO-related CMBS.  At September 30, 2008, the GAAP yield in our CMBS portfolio was 22.6% on a weighted average loss adjusted basis on a cost basis of $393 million.

Now turning to real estate loans, we ended the quarter with 13 loans totaling $394 million in cost basis, net of premiums and discounts which we carry on our balance sheet at fair value of $318 million which represents 43% of total assets.  Note that our real estate loans held for investment of $233 million are financed by our second CDO and real estate loans held for sale of $85 million are financed on our repo line with Goldman Sachs.

During the third quarter 2008 we sold a whole mortgage loan with a face amount of $65 million and amortized cost basis of $66 million for $55 million and we used the loan sale proceeds to repay $41 million in outstanding repurchase agreement borrowings and $4 million in swap termination costs.  We recorded an $11.1 million loss as a result of this loan sale.  In addition, during the quarter we received net principle repayments on real estate loans of approximately $1 million.

Finally, with respect to debt and other liabilities, we ended the quarter with total liabilities of $521 million, consisting of $328 million of CDO notes payable at fair value with a corresponding face amount of $975 million, $88 million of repo borrowings which have been paid down to $60 million as of November 4, 2008, $62 million of junior subordinated debentures, $29 million of interest rate swap liabilities at fair value, and $7.8 million of dividends payable, and $6.4 million of miscellaneous trade payables and accrued interest payable.

We are currently in compliance with requirements of the applicable loan documents related to our CDOs and repurchase agreements as well as ? related to our interest rate swaps.

With respect to the statement of operations, in comparing our third quarter 2008 results versus the second quarter 2008 results, AFFO was $8.5 million or $0.33 per share, compared to $8.6 million or $0.33 per share for the three months ended September 30 and June 30, 2008 respectively.  We report AFFO because we consider it a meaningful supplemental measure of our operating performance and more reflective of our operating cash flows than net income determined in accordance with GAAP.  At the back of the earnings release is reconciliation between GAAP net income and AFFO.

With respect to our GAAP net loss of $34.9 million or $1.35 per share during the quarter ended September 30, 2008, this is primarily the result of other losses net of $46.8 million.  In our earnings release table which breaks down the composition of the $46.8 million of other gains and losses during the quarter.

In summary, other losses net were primarily due to, one, net changes in the fair value of CDO-related financial assets and liabilities resulting in an unrealized loss net of $8.8 million, net changes in the fair value of assets and liabilities held outside of our CDOs and realized losses on the sales of real estate loans and termination of interest rate swaps and liabilities resulted in aggregate net losses of $33 million, which consisted primarily of non-CDO CMBS impairment charges of $29.8 million, and losses on interest rates swaps were $4.6 million of which $3.9 million relates to cash payments on those interest rate swaps.

The non-CDO CMBS impairment charge of $29.8 million relates to declines and a projected net present value of future cash flows on 30 different CMBS bonds related to 12 CMBS issuances.  The decline of projected cash flows is a result of the increases and projected losses on our CMBS collateral discussed previously.

Finally, in September 2008, we declared a third quarter 2008 regular cash dividend of $0.30 per outstanding share which we paid on October 31, 2008.

With that, operator, let's go to questions.  Thank you.

QUESTIONS AND ANSWERS

Operator

(Operator Instructions).  And the first question comes from the line of Rob Schwartzberg with Compass Point.  Please proceed.

Rob Schwartzberg - Compass Point-Analyst

Good morning, gentlemen.  I actually have two questions.  My first question is, what are the conditions or what kind of guidance can you provide about dividends in 2009 and whether or not they would be paid with stock versus regular cash dividends?

Mark Weiss - JER Investors Trust, Inc.- President & Managing Director

Rob, as you know, we don't provide dividend guidance.  To the extent that we did apply for private letter ruling for the fourth quarter of this year which we received, to the extent that we were to go down that path next year that would require another application with the IRS and we will evaluate that as we go forward and look at where we think our taxable income levels and operating cash flow levels are in 2009.

Rob Schwartzberg - Compass Point-Analyst

Okay.  My question was slightly, or was more philosophical than that, which is what do you need to do in order to not have to pay 2009 dividends in stock.  I assume more asset sales or what -- how do you see that plan out?

Mark Weiss - JER Investors Trust, Inc.- President & Managing Director

Yes, listen I think we obviously evaluate the liquidity of the Company and obviously one of the reasons we applied for the private letter ruling this year that we could pay 80% of the fourth quarter in this special dividends to the extent that we have one next year.

And so that obviously was a nod to making sure we preserve liquidity.  We don't know what the future brings per se, but we will obviously evaluate liquidity as a key factor in paying dividends, and being REIT and all those types of things.  But, as we sit here today, we are focused on the fourth quarter and we will evaluate first quarter, second and third quarter as we move into 2009.

Rob Schwartzberg - Compass Point - Analyst

If I could ask one other unrelated question, what was the real estate loan that you sold for an $11 million loss? What kind of property type was that?

Mark Weiss - JER Investors Trust, Inc. - President & Managing Director

Yes, that was a first mortgage whole loan.

Rob Schwartzberg - Compass Point - Analyst

On what type of asset?

Mike McGillis - JER Investors Trust, Inc. - Treasurer, VP, & CFO

It was an office building in Manhattan, and it was a fixed rate 10 year loan.

Mark Weiss - JER Investors Trust, Inc. - President & Managing Director

And the loss was generated, not per se from a credit perspective, but it was simply where spreads had moved in the marketplace.

Rob Schwartzberg - Compass Point - Analyst

Got it.  Thank you.

Operator

And the next question comes from the line of Barbara Painter, a private investor.  Please proceed.

Barbara Painter - Private Investor

Yes, I was calling because I just wanted to understand that you did pay $0.30 this last quarter, and are you projecting that in January will there be no dividend or will there be a partial dividend or what?

Mark Weiss - JER Investors Trust, Inc. - President & Managing Director

You mean, will we -- we are not going to provide dividend guidance.  We are still evaluating where our taxable income level is going to be.  We will evaluate our liquidity position, and consistent with our typical schedule for the fourth quarter dividend we would expect to make an announcement on that in the middle of December.

Barbara Painter - Private Investor

In the middle of December you will make an announcement on what the dividend will be in January.

Mark Weiss - JER Investors Trust, Inc. - President & Managing Director

For the fourth quarter of 2008 that would be paid in January 2009.  And that would include any special dividend requirement if any for 2008.

Barbara Painter - Private Investor

Okay, so then it would be like last year.  We will get an announcement of the dividend and then an announcement of if there is an extra dividend.

Mark Weiss - JER Investors Trust, Inc. - President & Managing Director

That's correct.  That will be at the same time.

Barbara Painter - Private Investor

Okay, until then we just don't know, right?

Mark Weiss - JER Investors Trust, Inc. - Founder, President & Managing Director

Exactly.

Barbara Painter - Private Investor

Okay, thank you.

Operator

And there are no further questions at this time.  I would now like to turn the conference back over to Joe Robert for closing remarks.

Joe Robert - JER Investors Trust, Inc. - Founder, Chairman, & CEO

Thank you all for participating on this call.  We hope every quarter in the future will bring better news although I suspect we are in for a pretty rough ride as a country on the broader economic front in '09.

We have done everything we possibly can to prepare ourselves for it.  We have a first rate management team.  We have been through these crises before over the last 27 years.  We have always worked our way through them and I'm highly confident that we will work our way through this one as well.  Thank you.